RIGHTSCORP
3100 Donald Douglas Loop North | Santa Monica, CA 90405
(310) 751-7510 | www.rightscorp.com

RIGHTSCORP (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company's digital loss prevention technology focuses on unauthorized online distribution of content such as music, movies, software, and games and works to ensure that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegally downloaded activities via notifications sent through Internet Service Providers (ISPs). The Company's technology identifies repeat copyright infringers, who are then offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). The Institute for Policy Innovation estimates that due to piracy of sound recordings alone, the U.S. economy loses $12.5 billion in total output annually. In September, the Company secured $2.65 million in equity financing to be used for general working capital purposes and to expand automation and accelerate growth.

BY OPERATING HIGH MARGIN, SCALABLE BUSINESS MODEL and utilizing automated proprietary technology, the Company has enjoyed double digit revenue growth. By increasing copyrights to its portfolio and growing the number of settlement notices sent, revenue potential continues to grow.

COMPANY STATISTICS[4]

Ticker:	RIHT
Price (11/19/14):	$0.095
52 Week Range:	$0.09 - $0.97
Avg. Vol. (90 day):	92,246
Shares Outstanding:	90.60M
Market Cap:	$8.6M
Float:	63.75 M
Fiscal Year End:	Dec 31
Q1-Q3 2014 Revenues:	$688,801

CURRENTLY REPRESENTING:

- Major motion picture studios.
- Current platinum artists.
- Academy Award-winning films.
- Bestselling author.
- Top 10 television shows.

↓53%
U.S. MUSIC SALES DECLINE (1999-2013)[1]

100BIL
SONGS ILLEGALLY DOWNLOAD IN LAST 12 MONTHS[2]

22%
GLOBAL BANDWIDTH USED FOR DIGITAL MEDIA THEFT[3]

27MM
COPYRIGHTS CURRENTLY MONETIZABLE

1.5MM
COPYRIGHTS REPRESENTED BY RIGHTSCORP

130K+
CASES SETTLE TO DATE BY RIGHTSCORP

160K
COPYRIGHTS CURRENTLY MONITORED

20
BILLBOARD HOT 100 SONGS CURRENTLY REPRESENTED

QUARTERLY REVENUE GROWTH

The Company has reported a 49% quarterly growth rate from the start of operations in (March 2012) to the most recently reported quarter (September 2014).


$4,644
$16,060
$23,109
$52,754
$49,256
$52,669
$64,949
$157,141
$188,933
$251,481
$248,837
Q1 2012
Q2 2012
Q3 2012
Q4 2012
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014

1. The Recording Industry Association of America (RIAA) states that since peer-to-peer copyright infringement emerged in 1999, U.S. music sales have from $14.6 billion to $7.0 billion in 2013.
2. Rightscorp estimates that this number was well above 100 billion songs over the last 12 months.
3. The digital theft of music, movies and copyrighted content accounts for 22% of global internet bandwidth, according to the Information Technology & Innovation Foundation.
4. Compiled from Yahoo Finance

TECHNOLOGY & BUSINESS PROCESS

Rightscorp's proprietary patent-pending software identifies infringers, sends settlement notices to infringers via their ISPs, and collects settlements. Rightscorp does not sue, rather it warns and educates. Repeat offenders are suspended by their ISPs. Only distributors of content are delivered notices, not downloaders.

PROPRIETARY TECHNOLOGY SOLUTION HAS PROVEN EFFICACY
Rightscorp's proprietary technology identifies infringers and works with their ISPs to offer a reasonable settlement fee to remedy the infringer's legal liability. The Company's patent-pending technology can legally trigger major ISPs to suspend customers who do not pay the settlement notices. The platform utilizes 30,000 lines of code to send notices of infringing activity to ISPs, identifying the date, time, content title and other specific indicators to confirm the infringement by the ISP's customer. The platform implements existing copyright laws and costs copyright holders nothing, while helping them recapture the revenues they lost when their copyrighted material was illegally distributed.

COPYRIGHT MONETIZATION IS AN UNTAPPED IP ASSET CLASS
While most other players in the IP space focus on monetizing patents, Rightscorp focuses on monetizing copyrighted content. The Company is first to market with an approach that provides an effective solution to the ongoing infringement of digital content such as music, movies, books, software, and games. The sheer quantity of this infringement is staggering. Rightscorp's technology has the ability to identify and act upon this illegal activity to support existing laws, and generate considerable revenues for the original creators and owners of IP.

SETTLEMENTS & COLLECTIONS THROUGH 200 ISPS
To date, Rightscorp has received settlements from subscribers of over 200 ISPs, including five of the top 10 ISPs: Qwest, CenturyLink, Charter, Suddenlink and Mediacom. As the Company continues to send notices on every infringement it finds to all U.S. ISPs, more ISPs are compelled to cooperate in order to comply with copyright laws. Under threat of losing internet connectivity, infringers are motivated to settle. Rightscorp sends automated settlement offers to infringers via their ISPs for $20 per infringement vs. the $150,000 legal liability per infringement that is created if the infringer does not settle. Rightscorp collects a settlement amount per infringement and pays the copyright owner a percentage of these settlements.

THE INCENTIVE FOR ISPS TO WORK WITH RIGHTSCORP
As per the Digital Millennium Copyright Act (DMCA), ISPs only have Safe Harbor from third-party liability from infringements that occur on their network if they have reasonably implemented a policy that calls for the termination of repeat infringers. As Rightscorp continues to notify ISPs of repeat infringers on their systems, liability grows unless the ISP suspends service to the infringer. Rightscorp believes that it offers a win-win solution for ISPs to improve their bottom line by reducing the enormous cost created by illegal traffic.

PATENTS AND PROPRIETARY SOFTWARE FORTIFY COMPETITIVE EDGE
Rightscorp has 5 U.S. patents pending and 29 patents pending worldwide and is building a growing infrastructure of copyright holders it represents and ISPs through which it delivers settlement notices. Tens of millions of lines of code and data were written and collected to develop the proprietary software, a scalable, low cost settlement solution. As a result, every day Intellectual Property is being monetized for copyright holders.

MANAGEMENT

Christopher Sabec, CEO - Experienced entertainment executive. Served as CEO of The Jerry Garcia Estate, managed multi-platinum Hanson, helped launch Dave Matthews Band and licensed major label catalogues for online distribution.

Robert Steele, COO and CTO - 20+ years of experience in internet networks and software development as a corporate officer. Delivered transaction processing solutions to GMAC, FedEx, Amgen, Nalco. Designed and delivered software integration systems for ABB, AOL, Berkshire Hathaway.

Craig Harmon, Outside Counsel - 25 years at McGuire Woods (full partner).

ADVISORS

Bill Zysblat - Business manager for David Bowie, Sting, Rolling Stones, U2. Invested $200K+ in Company to date.

Peter Paterno - Attorney for Metallica, Dr. Dre. Successfully sued Napster in 2002.

Gregory Noveck - Senior Vice President, Production for SYFY Films, a joint venture between SYFY and Universal Pictures.

COMPANY CONTACT

Christopher Sabec
310.751.7511
cjsabec@rightscorp.com

INVESTOR RELATIONS

Andrew Haag, IRTH Communications
866.976.4784
rightscorp@irthcommunications.com

RIGHTSCORP

"Property is surely a right of mankind as real as liberty." - John Adams
"The theory of Communism may be summed up in one sentence: Abolish all private property." - Karl Marx
"Private property began the instant somebody had a mind of his own." - e. e. cummings